Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

www.aig.com

AIG Contacts:

Quentin McMillan (Investors): Quentin.Mcmillan@aig.com

Dana Ripley (Media): Dana.Ripley@aig.com

John Rice, Retired Vice Chairman of GE and former President and Chief Executive Officer of the GE Global Growth Organization, Joins AIG’s Board of Directors

NEW YORK CITY – March 16, 2022 – American International Group, Inc. (NYSE: AIG) today announced that its Board of Directors has elected John Rice as a Director of the company, effective March 17, 2022. Mr. Rice, 65, is the retired Chairman of GE Gas Power and former President and Chief Executive Officer of the GE Global Growth Organization.

“John has significant experience and expertise leading complex, global organizations, particularly in jurisdictions outside the United States, and will add unique and diverse insights to our Board,” said Peter Zaffino, Chairman & Chief Executive Officer, AIG. “As we strive to be a top performing company, I am very confident John will be a tremendous asset to AIG and a strong thought leader for the AIG Board.”

Mr. Rice brings extensive global business experience, having worked and lived abroad while in various leadership positions with General Electric in its global markets, including Hong Kong, Singapore and Canada, before retiring from GE as Vice Chairman in 2018. He also served as Non-Executive Chairman of GE Gas Power from 2018-2020. Prior to these roles, Mr. Rice was President and Chief Executive Officer of the GE Global Growth Organization for seven years. He is currently a director for Houston-based Baker Hughes.

“I am delighted to join the AIG Board and look forward to working with the other Directors in supporting Peter Zaffino as we pursue the company’s long-term strategy,” said Mr. Rice.

Mr. Rice is a graduate and Trustee of Hamilton College in Clinton, New York. He is also a Trustee of Emory University in Atlanta, Ga.

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FOR IMMEDIATE RELEASE

About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in approximately 70 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.